Exhibit 99.1
NEWS RELEASE

CONTACT:
Bob Lougee
800-611-8488
Bob.Lougee@spok.com

Goel Named President of Spok, Inc.

SPRINGFIELD, Va. (June 15, 2015) – Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in critical communications, today announced the promotion of Hemant Goel to President of Spok, Inc., effective immediately. In his new role Goel will report directly to Vincent Kelly, President and Chief Executive Officer of Spok Holdings, Inc. Goel replaces Colin Balmforth who is leaving to pursue other opportunities. Goel most recently served as Spok’s Chief Operating Officer from October 1, 2014 where he was responsible for operations, product development and strategy and customer support.
“Hemant has made a positive and meaningful impact on our operations since joining Spok and it has become clear that he is the best person to serve in this role,” said Kelly. “Hemant is a seasoned business executive with over 27 years of global experience in healthcare and information systems. He will be a major contributor to shaping and directing our business strategies as we continue our long-term transition from a declining wireless business to a growing provider of critical communications and collaborative software based solutions. We appreciate Colin’s contributions since joining us in late 2012 and we wish him the best in his future endeavors.”
Prior to joining Spok late last year, Goel was Vice President, Clinical Solutions with Siemens Health Services where he held worldwide development responsibilities for its sizable Clinical IT solutions business. In this position, he successfully managed the organization’s operations, product portfolio, innovation and strategic growth resulting in higher revenue, expanded market share and improved customer retention.
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Before Siemens Health, Goel was Enterprise Vice President and General Manager, Radiology, Cardiology and Enterprise Imaging at Cerner Corporation, where he managed worldwide sales and development of this business unit. Previously, he served in various management positions at StorComm, Inc., IMNET Systems, Inc., First Data Corporations and Unisys Corporation.
“Hemant’s record of leadership and commitment will be vital to our continued transition,” Kelly added, “and we are confident that his experience will positively impact Spok.”
Goel holds a Bachelor of Sciences degree in Mechanical Engineering from the Indian Institute of Technology in Kanpur, India and a Masters of Business Administration degree from the McColl School of Business at Queens University in Charlotte, N.C.
About Spok
Spok Holdings, Inc., (NASDAQ: SPOK), headquartered in Springfield, Va., is proud to be a leader in critical communications for healthcare, government, public safety, and other industries. We deliver smart, reliable solutions to help protect the health, well-being, and safety of people around the globe. Organizations rely on Spok for workflow improvement, secure texting, paging services, contact center optimization, and public safety response. When communications matter, Spok delivers. Visit us at spok.com or find us on Twitter @Spoktweets.

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